Exhibit 10.32

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is made and effective this 13th day of September 2005, by and between Ricardo Machado (“Consultant”) and ZAP (“Company”).

Now, therefore, Consultant and Company agree as follows:

1.   Engagement.
Company hereby engages Consultant, and Consultant accepts engagement, to provide services to Company, including but not limited to the following areas:  The design, facilitation, sourcing and manufacture of high efficient automobiles.

Consultant agrees to provide written monthly reports to Company.

2.   Term.
Consultant shall provide services to Company pursuant to this Agreement for a term commencing on September 15th 2005, and ending on September 15th 2009.  This agreement will have a formal review of services rendered by Consultant on October 4th 2005.

3.   Place of Work.
Consultant shall render services primarily at Consultant’s offices, but will, upon request, provide the services at Company offices or such other places as reasonably requested by Company as appropriate for the performance of particular services.

4.    Time.
Consultant’s daily schedule and hours worked under this Agreement on a given day shall generally be subject to Consultant’s discretion.  Company relies upon Consultant to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement.

5.    Payment / Compensation.
Company shall pay Consultant 250,000 warrants with an exercise price of $1.20 and 250,000 at $1.50 for services performed pursuant to this Agreement.  Compensation to Consultant will be paid on the following schedule of release:  The intrinsic value release of $160,000 by October 5TH 2005 and the intrinsic value of $280,00 by December 1st 2005 and the balance as mutually agreed thereafter.

a)

Consultant shall bear all reasonable expenses, with Company approval in writing needed by Consultant prior to any such expenses that may be reimbursed by the Company as it may relate to the performance of this Agreement.

Ricardo Machado/ZAP	1

6.   Covenant Not To Compete.
During the term of this Agreement, Consultant shall not directly or indirectly, either for his own account, or as a partner, shareholder, officer, director, employee, agent or otherwise; own, manage, operate, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business the same as or similar to the business conducted by Company.

7.   Confidentiality.
During the term of this Agreement, consultant shall not, without the prior written consent of Company, disclose to anyone any Confidential Information.  “Confidential Information” for the purposes of this Agreement shall include Company’s proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawings, specifications, models, software, source codes and object codes.  Confidential Information shall not include any information that:

A.   Is disclosed by Company without restriction;
B.   Becomes publicly available through no act of Consultant;
C.   Is rightfully received by Consultant from a third party.

8.	Termination.
A.	This Agreement may be terminated by Company as follows:
	i.	If Consultant is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death.
	ii.	Breach or default of any obligation of Consultant pursuant to the text of this agreement.
	iii.	Breach or default by Consultant of any other material obligation in this Agreement, which breach or default is not cured within five (5) days of written notice from Company.
	iv.	Thirty (30) days notice from the Company.
B.	Consultant may terminate this Agreement as follows:
	i.	Breach or default of any material obligation of Company, which breach or default is not cured within five (5) days of written notice from Consultant.
ii.

If Company files protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against Company, any of the foregoing of which remains undismissed for a period of sixty (60) days.

9.   Independent Contractor.
Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Company.  Consultant acknowledges that it has other

Ricardo Machado/ZAP	2

clients.  Consultant uses and has its own tools, office supplies, etc., to perform its duties.  Consultant shall not be entitled to nor receive any benefit normally provided to company’s employees such as, but not limited to, vacation payment, retirement, health care or sick pay.  Company shall not be responsible for withholding income or other taxes from the payments made to Consultant.  Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.  Consultant will receive a 1099 for its work as an independent contractor, from the Company.  Consultant is responsible for filing a schedule C tax form. Consultant’s tax ID# is _____________________________.

10.   Controlling Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of California.  All disagreements resulting from said agreement shall be resolved by a mutually agreed upon mediator within said State of California.

11.   Indemnification.
Each party agrees to indemnify, hold harmless and defend the other party from and against all liabilities, obligations, losses, claims, lawsuits, damages, injuries, costs, expenses and other detriments whatsoever, including without limitation, all consequential damages and attorney’s fees, arising out of or incident to the performance under this Independent Contract Agreement by such indemnifying party or its agents of its duties, obligations, or rights hereunder.  The indemnities and assumptions of liabilities and obligations herein provided for shall continue in full force and effect notwithstanding the expiration or termination of this Independent Contract Agreement.

12.    Headings.
The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

13.   Final Agreement.
This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral.  This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

14.   Notices.
Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

Ricardo Machado/ZAP	3

                        If to Consultant:

                        Ricardo Mechado
                        Avenida Alexandre Ferriera 391 Lagoa
                        Rio de Janeiro   RJ  22470-22- Brasil

            If to Company:
                        ZAP
                        501 Fourth Street
                        Santa Rosa, CA  95401

15.   Severability.
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

Ricardo Machado Consultant

/s/ Richardo Machado              Date: ________________

Steven Schneider for ZAP

/s/ Steven Schneider                 Date: ________________

*Please attach business card of Consultant.

Ricardo Machado/ZAP	4